Exhibit 99.1

Spring Bank Discontinues Development of Inarigivir for the Treatment of HBV

-	Continuing to focus on immuno-oncology & inflammation, including IV STING agonist clinical program, oral STING antagonist platform and STING agonist ADCs
-	Adjusting cost structure to fund operations into late 2022

HOPKINTON, Mass., Jan. 29, 2020 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced that it has discontinued development of inarigivir soproxil, which was in Phase 2 development for the treatment of chronic hepatitis B virus (HBV). This decision was made in the interest of patient safety based on the occurrence of unexpected serious adverse events, including one patient death, in Spring Bank’s Phase 2b CATALYST trial.

“We are deeply saddened by the death of a patient in our CATALYST 2 trial. Because we are guided by an overriding interest in protecting patients, we have made the difficult decision to discontinue the further development of inarigivir for the treatment of HBV at Spring Bank,” said Martin Driscoll, President and CEO of Spring Bank. “We will continue to work in close collaboration with external experts and our clinical study investigators to provide the care necessary for all study patients and will continue to conduct a series of investigative actions to better understand the unexpected serious adverse events observed in our Phase 2b program.”

Spring Bank will not pursue further research and development efforts in HBV but will continue to focus on new treatments for diseases with high unmet needs in the therapeutic fields of immuno-oncology and inflammation. These efforts will primarily include the advancement of the lead product candidate from the company’s novel STING agonist platform, the intravenously (IV)-administered SB 11285, which is currently in a Phase 1a/1b trial.

“We will devote our resources to advancing multiple programs in our STING product portfolio, including our SB 11285 IV STING agonist clinical program in oncology, our STING antagonist compounds for inflammatory diseases, and our STING agonist ADC program,” continued Mr. Driscoll. “By the end of 2020, we plan to generate sufficient data from our Phase 1a/1b IV STING agonist program to enable advancement into a Phase 2 clinical trial, initiate IND-enabling activities for an orally-available STING antagonist and progress our pipeline of STING agonist ADCs.”

In accordance with the decision to discontinue the further development of inarigivir and all HBV drug development, Spring Bank will not invest further resources towards the company’s chimeric oligonucleotide antisense (CASO) program for HBV, and has initiated discussions with external parties for licensing of this program. As a result of the elimination of costs related to its HBV program, the company believes that its cash position of $54.5 million as of December 31, 2019 (unaudited) will fund the company’s new operating plan into late 2022.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleotide platform. The company designs its compounds to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its STING product portfolio with its lead clinical product candidate, SB 11285, an intravenously-administered immunotherapeutic agent for the treatment of selected cancers, its STING antagonist compounds for the treatment of a broad range of inflammatory diseases and its STING agonist ADC program for potential oncology applications. For more information, please visit www.springbankpharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, about Spring Bank’s future expectations, plans and prospects. These statements include, but are not limited to, statements about devoting resources to the company’s STING product portfolio, the company’s future expectations relating to its STING product portfolio, and the company having sufficient funds to enable it to fund its operating expenses and capital expenditure requirements into late 2022. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “potential,” “possible,” “hope,” “likelihood” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to: Spring Bank’s ability to successfully demonstrate the safety and efficacy of its product candidates; any delay of any current or planned non-clinical or clinical trials or the development of any product candidate; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Spring Bank’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on March 11, 2019 and in other filings Spring Bank makes with the SEC from time to time.

In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date after the date hereof.

Investors:

Spring Bank Pharmaceuticals, Inc.
Jonathan Freve
Chief Financial Officer
(508) 473-5993

LifeSci Advisors, LLC
Ashley R. Robinson
(617) 535-7742
Ashley@lifesciadvisors.com

Media:

McNeil, Gray & Rice
Kristin Nugent
Senior Account Supervisor
(617) 367-0100

Source: Spring Bank Pharmaceuticals, Inc

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